[LETTERHEAD OF BRADY MARTZ]

We hereby consent to the reference to our firm under the caption  “Financial Statements and Experts” in the Registration Statement, Form N-14 as independent certified public accountants for the Integrity Series of funds. Because the Growth and Income Fund has not yet begun operations, we have not yet performed any audit services on this specific fund.

BRADY, MARTZ & ASSOCIATES, P.C.

Minot, North Dakota      USA

January 3, 2005